STATE OF NORTH CAROLINA                                      FIRST AMENDMENT
                                                                    TO
COUNTY OF DURHAM                                           EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective the 1st day of January, 1999 by and between COASTAL PHYSICIAN GROUP, INC. ("the "Employer" or "Coastal"), a Delaware corporation with its principal place of business in Durham, North Carolina, and EUGENE F. DAUCHERT, JR. ("Employee"), a resident of Durham, North Carolina.

                               W I T N E S S E T H
                               -------------------

     WHEREAS, Employer and Employee have previously entered into an employment agreement dated July 1, 1997 (the "Agreement") under which Employee is currently employed by Employer; and

     WHEREAS, Employer and Employee also desire to substantially and materially modify the existing terms of employment of Employee to, among other matters, increase his Base Salary, modify the Incentive Bonus structure, and provide for payment of earned divestiture bonuses;

     NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment, the parties hereby agree that the Agreement is hereby modified as follows:

     1. Replacement of Exhibit A. Exhibit A, Compensation, attached to the Agreement is hereby replaced by the Exhibit A dated January 1, 1999 and attached to this Amendment.

     2. This Amendment shall be an amendment and modification to the Agreement and shall become part of the Agreement and employment arrangement between Employee and Employer from and after the date of this Amendment. All capitalized terms not defined herein shall have the same meaning as set forth in the Agreement. Any conflict between terms of this Amendment and the Agreement will be resolved in favor of this Amendment. Except as amended herein, all terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                         COASTAL PHYSICIAN GROUP, INC.

                                         By:______________________________
                                         Its:_____________________________

                                         ____________________________(SEAL)
                                         Eugene F. Dauchert

                                    EXHIBIT A
                                    ---------

                                  COMPENSATION
                                  ------------

                                 January 1, 1999

1. Base Salary. For services provided as an employee of Employer, Employee shall receive, beginning July 1, 1998, a base salary of $193,500 per annum (the "Base Salary") payable in accordance with Employer's current payroll practices. The Base Salary shall be subject to annual review and adjustment as of each January 1, commencing January 1, 2000 (or such other times as may be determined by Employer), but if renewed by agreement of Employer and Employee, the Base Salary shall increase by seven and one-half percent (7.5%) or by such other amount as the parties may agree on to bring Employee's Base Salary in line with other senior executives (this provision shall not create any right or obligation of Employer or Employee to extend the term of this Agreement or to prevent Employer and Employee from extending upon such terms and conditions as they determine by mutual agreement). Employee has been paid from July 1, 1998 through December 31, 1998 on the basis of an annual salary of $180,000 and so was underpaid $6,750, which amount shall be paid to Employee at the rate of $1,350 per month for five months beginning January, 1999 and continuing through May, 1999. These amounts shall be added to and paid with the payouts of deferred earned divestiture bonuses described Section 2 below.

2. Earned Divestiture Bonuses. Under Section 3 of the Exhibit A which this Exhibit A replaces, Employee was entitled to earn certain divestiture bonuses. Employer acknowledges that Employee earned divestiture bonuses in the aggregate amount of $56,387 which have not been paid, calculated as follows:

                                                  Transaction     Applicable
              Asset                              Consideration    Percentage     Bonus
              -----                              -------------    ----------     -----
       South Florida Clinics, Valley, Mebane     $     438,654       1.0%      $  4,387
       Cumberland Pediatrics                           150,000       1.0%         1,500
       IPN, PSI                                     10,100,000       0.5%        50,500
                                                                               --------
                                                                                $56,387

Employer has paid Employee $27,000 of the divestiture bonus from funds received from a settlement of a legal matter. The balance of $29,387 shall be paid in five equal monthly installments of $5,877.40 beginning January, 1999 and continuing through May, 1999. This amount shall be combined with the payment of installments of deferred base compensation under Section 1 (for a total monthly payment of $7,227.40 per month during the five month period).

3. Incentive Bonus. Employee acknowledges that no incentive bonuses were earned under Section 2 of the prior Exhibit A. For 1999, Employee shall be entitled to an incentive or performance bonus (the "Incentive Bonus") of up to forty percent (40%) of annual Base Salary, based on the following:

     (a) Employee must be employed by Employer at the time the event described below occurs and at December 31, 1999 unless employment is terminated (i) by Employer without cause under Section 12(a), (ii) by death or disability of Employee under Section 12(d) where such death or disability occurs within the last four months of the calendar year, or (iii) by Employee because of a material breach by Employer as provided in section 12(e).

     (b) Employee's Incentive Bonus shall be based on the following criteria, subject to a cap of 40% of annual Base Salary as previously indicated:

          (i) 10% of Base Salary shall be earned upon the closing of a transaction providing a complete or partial replacement of the Company's existing securitization financing program with a new bank loan, credit facility, securitization or financing program, an equity infusion or recapitalization of the Company and its subsidiaries, or an additional capital or financing for the Company in addition to the existing facility.

          (ii) 0.5% of the "Transaction Consideration" paid shall be earned upon the closing of a transaction involving any significant merger, acquisition or divestiture of or by the Company or any of its subsidiaries ("significant" shall be understood to include any transaction, or series of transactions that are related, involving purchase consideration or valuation greater than $10,000,000 or a target company with gross annualized revenues in excess of $25,000,000). The "Transaction Consideration" shall be understood to mean the consideration paid or calculated for purposes of compensating the Company's investment bankers on a percentage basis as such term, or its equivalent, is used in the agreement between the Company and its investment bankers retained for such transaction.

          (iii) 2.5% of Base Salary for each calendar quarter in which Employer and its consolidated subsidiaries achieve a net profit (after all financing expenses) as reflected on the regularly prepared financial statements of Employer.

          (iv) One percent (1%) of any amounts recovered after January 1, 1999 by Employer or any of its subsidiaries for any disputed claims, unpaid amounts owed, recoveries from bankruptcies, reorganizations, creditor arrangements or similar insolvency proceedings, recoveries from litigation or claim settlements; provided, however, this provision shall not apply to any matter in which Employee shall become a material witness.

          (v) up to 15% of Base Salary as determined solely in the discretion of Employer's Chief Executive Officer.

4. Stock Options or Awards. Employee shall be eligible for stock options and awards available to other senior management of Employer and its affiliates from time to time. This subsection shall not be a guarantee of any awards or options, and Employee recognizes that the awarding of such compensation is governed by plans adopted by the Board of Directors of Employer from time to time.

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